UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Cal-Maine Foods, Inc.
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TO OUR SHAREHOLDERS

We are pleased to report a solid performance for fiscal 2024 amidst a challenging year for Cal-Maine Foods and our industry. The continued outbreaks of highly pathogenic avian influenza (“HPAI”) across our country have affected us and many other egg producers and resulted in a further reduction in the nation’s hen supply. Despite these interruptions, our managers and employees did an outstanding job efficiently managing our operations and meeting the demands of our valued customers.

Throughout the year, we continued to execute our growth strategy and deliver against our key performance objectives. Cal-Maine Foods has a proven operating model that has sustained our business through many economic cycles and other external forces that affect our industry, including HPAI. Our operations ran well as we remained focused on our primary objective of achieving operational excellence.

For the year, we reported net sales of $2.3 billion compared with $3.1 billion for fiscal 2023. Fiscal 2024 was a 52-week-period and fiscal 2023 was a 53-week-period. Our sales reflect significantly lower market prices compared to the prior year with an average customer selling price of $1.932 per dozen for fiscal 2024 compared with $2.622 per dozen for fiscal 2023. We continued to benefit from strong consumer demand for shell eggs, and we sold 1.147 billion dozen eggs for the year, consistent with volumes sold in fiscal 2023.  For fiscal 2024, net income attributable to Cal-Maine Foods was $277.9 million, or $5.69 per diluted share, compared with $758.0 million, or $15.52 per diluted share, for fiscal 2023.

Our ability to deliver a favorable product mix has been an important market advantage for Cal-Maine Foods, and we have worked hard to respond to the changing needs of our customers.  Whether consumers want conventional eggs or specialty offerings, including cage-free, organic, brown, free-range, pasture raised or nutritionally enhanced eggs, we are proud to offer a choice of fresh, quality products.

In addition to our organic growth strategy, we have continued to identify strategic acquisition opportunities that enhance our production capacity and further extend our market reach. We are excited about the addition of the assets of Fassio Egg Farms, Inc., located in Erda, Utah, providing an opportunity to expand our market presence in Utah and the western United States. The additional production capacity, especially for cage-free eggs, will further support our ability to serve our valued customers in this important market area.

We also completed the acquisition of a former broiler processing plant, hatchery and feed mill in Dexter, Missouri, previously operated by Tyson Foods. Dexter’s central geographic location and strong work force will augment our supply and distribution capabilities for customers in Missouri and surrounding markets. We have commenced work on the Dexter facilities to repurpose the assets for use in shell egg production and processing.  We are working together with local farmers, contractors and businesses and making significant investments in the Dexter area to renovate and improve the facilities, with future plans for expanded shell egg and value-added egg product opportunities. We look forward to the new production opportunities, including the potential for additional free-range capacity, in this new community and market for Cal-Maine Foods.

Following the end of the fiscal year, we acquired substantially all the egg production and processing assets of ISE America, Inc. and certain of its affiliates (“ISE”), providing a strategic opportunity to expand our market reach in the Northeast and Mid-Atlantic states. The added production and distribution capabilities will allow us to serve new customers and expand capacity, particularly in the Northeast, which is largely a new territory for Cal-Maine Foods. We have also added production assets for the first time in Maryland, New Jersey and Delaware. Cal-Maine Foods has a strong record of driving value from our acquired operations, and we look forward to a successful integration of the ISE operations.

Outbreaks of HPAI have continued to occur in poultry flocks across the United States, creating additional challenges for Cal-Maine Foods and all producers. During the third and fourth quarters of fiscal 2024, we experienced HPAI outbreaks within Company facilities located in Kansas and Texas, resulting in total depopulation of approximately 3.1 million laying hens and 577,000 pullets. Both locations have been cleared by the USDA to resume operations and repopulation is expected to be completed by the end of calendar 2024. We believe we have implemented and continue to maintain robust biosecurity measures across our operations. At the same time, we are working closely with federal, state and local government officials, and our industry group partners to mitigate the risk of future outbreaks.

We are proud of our performance in fiscal 2024, as we continued to execute our growth strategy in a challenging environment as well as respond to new market opportunities. Looking ahead to fiscal 2025, we believe demand for shell eggs will remain strong as consumers continue to look for more affordable protein options. As the largest producer and distributor of fresh shell eggs, we play an important role in meeting this demand and supporting the nation’s food supply with a differentiated product mix. Eggs offer great nutritional value with high quality protein and essential vitamins and minerals for healthy living such as choline, vitamin B12 and iodine. We will continue to focus on expanding our production capacity for additional specialty and cage-free eggs that meet current consumer demand trends.  Importantly, we have the financial strength to fund our internal expansion projects and to consider additional acquisitions that complement our operations and support our growth initiatives.

Across our operations, we are committed to our mission to be the most reliable and sustainable producer of fresh shell eggs and egg products in the United States. We are extremely grateful to our dedicated employees who honor this mission and work hard every day to meet the needs of our valued customers. Together, we look forward to the opportunities ahead for Cal-Maine Foods in fiscal 2025 and beyond.

Thank you for the support your investment provides.

Sincerely,

Dolph Baker	Sherman Miller
Chairman of the Board of Directors	President and Chief Executive Officer